Exhibit 99.1

Jefferies Financial Group, Inc.  Announces the Pricing Terms
of its Tender Offer for Certain Outstanding Senior Notes

October 25, 2021

NEW YORK--(BUSINESS WIRE)-- (NYSE:JEF) (“JFG”) today announced the pricing terms of the previously announced cash tender offer (the “Tender Offer”) for any and all $750,000,000 outstanding aggregate principal amount of its 5.5% Senior Notes due 2023 (the “Notes”).  The terms of the Tender Offer are described in the Offer to Purchase, dated October 8, 2021 (the “Offer to Purchase”).

The Total Cash Payment for Notes accepted for purchase is based on the applicable reference yield plus a fixed spread, in each case as set forth in Table 1 below, and is payable to holders of Notes who validly tendered and did not validly withdraw their Notes on or before 5:00 p.m., New York City time, on October 22, 2021 (the “Early Tender Date”) and whose Notes are accepted for purchase. The Reference Yield listed in Table 1 were determined at 3:00 p.m., New York City time, on October 25, 2021 (the “Price Determination Date”) by the dealer manager (identified below). The Total Cash Payment for Notes accepted for purchase includes an early tender premium of $2.00 per $1,000 principal amount of Notes validly tendered and not validly withdrawn by such holders and accepted for purchase.

Title of Security	Principal Amount Outstanding	CUSIP Number	Reference U.S. Treasury Security	Bloomberg Reference Page/Screen	Reference Yield	Fixed Spread (basis points)	Total Cash Payment (1)(2)
5.5% Senior Notes due 2023	$750,000,000	527288BE3	0.125% UST due July 31, 2023	FIT	0.401%	45	$1,079.58
(1)	Per $1,000 principal amount of Notes that are tendered and accepted for purchase.
(2)	The Total Cash Payment includes the early tender premium of $2.00 per $1,000 principal amount of Notes.

Payments for Notes purchased will include accrued and unpaid interest from and including the last interest payment date for the Notes up to, but not including, the applicable payment date for Notes accepted for purchase. The payment date for the Notes accepted for purchase in connection with the Early Tender Date is expected to be October 26, 2021, the first business day following the Price Determination Date. In accordance with the terms of the Tender Offer, the withdrawal deadline was 5:00 p.m., New York City time, on October 22, 2021. As a result, tendered Notes may no longer be withdrawn, except in certain limited circumstances where additional withdrawal rights are required by law (as determined by JFG).

The Tender Offer will expire at 11:59 p.m., New York City time, on November 5, 2021 (the “Expiration Date”), unless extended or earlier terminated by JFG.  Holders of Notes who validly tender their Notes following the Early Tender Date and on or prior to the Expiration Date will only receive the “Tender Offer Cash Payment,” which is an amount equal to the Total Cash Payment (determined in the manner set forth in the Offer to Purchase) minus the Early Tender Premium.

JFG’s obligation to accept for purchase and to pay for the Notes validly tendered and not validly withdrawn pursuant to the Tender Offer is subject to the satisfaction or waiver, in JFG’s discretion, of certain conditions, which are more fully described in the Offer to Purchase which, with respect to Notes accepted for purchase in connection with the Early Tender Date, was satisfied or waived on October 25, 2021.

Notes not accepted for purchase will be promptly credited to the account of the registered holder of such Notes with The Depository Trust Company.

Jefferies LLC is acting as the dealer manager for the Tender Offer. The tender agent and information agent is D.F. King. Copies of the Offer to Purchase and related offering materials are available by contacting D.F. King by telephone at (800) 290-6426 or via email at jefferies@dfking. This press release does not constitute an offer to buy or a solicitation of an offer to sell any Notes. The Tender Offer is being made solely pursuant to the Offer to Purchase. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with applicable securities or blue sky laws.

About Jefferies

Jefferies Financial Group Inc. is a diversified financial services company engaged in investment banking and capital markets, asset management and direct investing. Jefferies Group LLC, our wholly owned subsidiary, is the largest independent, global, full-service investment banking firm headquartered in the U.S. Focused on serving clients for nearly 60 years, Jefferies is a leader in providing insight, expertise and execution to investors, companies, and governments. Our firm provides a full range of investment banking, advisory, sales and trading, research, and wealth management services across all products in the Americas, Europe, and Asia. Jefferies’ Leucadia Asset Management division is a growing alternative asset management platform.

Cautionary Note on Forward-Looking Statements about JFG

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements about our future and statements that are not historical facts. These forward-looking statements are usually preceded by the words "should," "expect," "intend," "may," "will," or similar expressions. Forward-looking statements may contain expectations regarding revenues, earnings, operations, and other results, and may include statements of future performance, plans, and objectives. Forward-looking statements also include statements pertaining to our strategies for future development of our businesses and products. Forward-looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain. It is possible that the actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. Information regarding important factors, including Risk Factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained in reports we file with the SEC. You should read and interpret any forward-looking statement together with reports we file with the SEC.

Contact:
Ryan Coughlin
Jefferies LLC
(212) 284-2368

Source: Jefferies Financial Group Inc.